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                                                                    EXHIBIT 14.1

                            T-3 ENERGY SERVICES, INC.
                         SENIOR EXECUTIVE ETHICS POLICY
                                (MARCH 18, 2004)

INTRODUCTION

         This Senior Executive Ethics Policy sets forth basic principles and guidelines of business and ethics for the officers covered by this policy. It is being adopted by the Company as required by the Sarbanes-Oxley Act of 2002. Please note that this policy does not supplant any of the Company's other policies or procedures. All policies and procedures that are now, or may in the future be, applicable to an officer of the Company will continue to apply to each officer covered by this Policy.

COVERED EXECUTIVES

         This policy applies to the following officers of the Company (a "Covered Executive"):

         -        President and Chief Executive Officer

         -        Chief Financial Officer, Secretary and Treasurer

         -        Corporate Controller

         -        Vice President of Operations

         -        Director of Human Resources

         -        Vice Presidents

         -        General Managers of Operating Units

         Also covered by this policy, are any officers or employees of the Company who are temporarily serving in the capacity of a Covered Executive. This could occur, for example, while the Covered Executive position is vacant, the Covered Executive is on vacation or is disabled and not working. If you have any questions on whether this policy applies to you, contact the Chief Executive Officer, or in his absence, the Chief Financial Officer.

CONFLICTS OF INTEREST

         The Company requires that all Covered Executives perform their duties to the best of their ability and with undivided loyalty in all situations. Accordingly, Covered Executives are required to avoid conflicts of interest scrupulously, and to report any potential conflict of interest situation as soon as the Covered Executive becomes aware of the situation. Covered Executives are expected to act at all times with a high degree of honesty and integrity in reporting and ethically handling any actual or apparent conflicts of interest.

         The Company's conflict of interest policy applicable to all Company personnel including Covered Executives describes conflicts of interest as follows:

                  A conflict of interest is deemed to exist whenever, as a result of the nature or responsibilities of his/her employment with the Company, an employee is in a position to further any personal financial interest or the financial interest of any member of the employee's immediate family.

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         The Company's conflict of interest policy also provides that:

                  No employee will engage in any business or conduct, or enter into any agreement or arrangement that would give rise to conflicts of interest.

         The following situations are specifically identified by the Company's conflict of interest policy as involving conflicts of interest:

         - An employee's or members of his/her immediate family's investment or financial interest in, or holding a position with, any supplier, customer, or competitor of the Company (except for an investment in publicly traded securities as described below).

         - An employee's or members of his/her immediate family's acceptance of, or giving permission for a member of the employee's immediate family to accept airline tickets and other travel related items, regardless of the value from an actual or prospective customer, supplier, or competitor of the Company, or any governmental official or employee. This does not preclude an employee's acceptance of de minimis gifts or reasonable business entertainment, such as lunches or dinners, or events involving normal sales promotion, advertising, publicity, or any other normal accepted industry practice such as skiing, golfing, hunting or fishing trips. The Audit Committee has the authority to set limits for the approval of gifts and business entertainment.

         - An employee's disclosure or use of confidential information gained by reason of employment by the Company for profit or advantage for himself or anyone else.

         - An employee's competition with the Company in the acquisition or disposition of rights or property.

         - An employee's direct or indirect interest in relationship with an outsider that is inherently unethical, or make possible personal gain due to the employee's ability to influence dealings; render the employee partial toward the outsider for personal reasons or otherwise inhibit the impartiality of the employee's business judgment; place the employee or the Company in an equivocal, embarrassing, or ethically questionable position; or reflect on the integrity of the Company.

         The Company would not consider the following to be conflicts of interest by a Covered Executive:

         - Ownership of an insignificant percentage (2% or less of the outstanding shares) of the publicly traded securities of a supplier, customer, or competitor of the Company.(1)

         - A transaction with one of the Company's banks, where the transaction is customary and conducted on standard commercially available terms, such as a home mortgage or bank loan.

         - A transaction or relationship disclosed in accordance with this Policy and determined by the Chief Executive Officer not to be a prohibited conflict of interest. If the transaction or relationship disclosed involves the Chief Executive Officer, the Audit Committee of the Company's Board of Directors will determine whether the transaction or relation is a prohibited conflict of interest.

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(1) Before trading in the securities of a supplier, customer or competitor of the Company, employees should review the Company's Insider Trading Policy.

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REPORTING OF ACTUAL AND POTENTIAL CONFLICTS OF INTEREST BY OTHERS

         Covered Executives are expected to report each event, transaction or relationship giving rise to an actual conflict of interest or one that could reasonably be expected to give rise to a conflict of interest. Any such matter must be reported as soon as the Covered Executive becomes aware that a conflict of interest has arisen or may reasonably be expected to arise. Ordinarily, Covered Executives should report such matters to the Chief Executive Officer. The Chief Executive Officer is required to report any such matters involving the Chief Executive Officer to the Chief Financial Officer and to the Chair of the Audit Committee. If, for any reason, a Covered Officer prefers to do so, he or she may report directly to the Chair of the Audit Committee.

         When reporting, Covered Officers are expected to make full and fair disclosure of all facts and circumstances, including providing copies of any documents involved. The initial report may be made verbally but the Covered Executive shall, if requested by the Company, promptly commemorate all such disclosures in a signed and notarized memorandum addressed to the Company or such other persons as it may designate, such as the Audit Committee or the Company's outside legal counsel. The reporting Covered Executive must make himself or herself available to for further interviews and discussions of the matter as requested by the Company.

FULL AND FAIR DISCLOSURE

         The Company expects that each of its Covered Executives will do his or her utmost to cause all disclosures in reports and documents filed by the Company with the Securities and Exchange Commission, and all other public communications regarding the Company, to be full, fair, accurate, timely and understandable, to the best of such Covered Executive's knowledge. To facilitate this policy, each Covered Executive will, to the best of his or her ability, and in cooperation with the other Covered Executives:

         - Cause the Company to make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions of, and the assets and liabilities of, the Company;

         - Prevent the use of Company assets for illegal purposes or purposes prohibited by Company policy;

         - Cause the Company to prepare and publish financial statements and other financial information that fairly present the Company's financial position, results of operations, cash flows and changes in stockholders' equity, as applicable;

         - Cause the Company to comply with governmental laws, rules and regulations;

         - Diligently perform his or her duties and not allow his or her objectivity and independent judgment to be impaired; and

         -        Cause his or her subordinates to do likewise.

COMPLIANCE WITH LAWS

         It is the Company's policy to comply with all governmental laws, rules and regulations applicable to it. Covered Executives are, therefore, expected to use their best efforts to assure that the Company does so comply. Ordinarily, questions concerning legal compliance should be directed in the first instance to either the Chief Financial Officer or the Chief Executive Officer. Questions and concerns about legal compliance matters may also be directed to the Chair of the Company's Audit Committee. If, for example, a Covered Executive has previously reported a legal compliance concern to the appropriate Covered Executive but believes that an appropriate response to his or her legal compliance concerns has not been made, the reporting Covered Executive should feel free to contact the Chair of the Audit Committee.

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REPORTING OF ACTUAL OR POTENTIAL VIOLATIONS OF THIS POLICY

         It is mandatory that all employees, including Covered Executives, report any known or suspected violations of this policy by a Covered Executive promptly after becoming aware of the situation. Employees may report known or suspected violations of this policy to any Covered Executive. Any Covered Executive receiving a report of an actual or suspected violation of this Policy by the Chief Executive Officer shall report the matter to the Chief Financial Officer and to the Chair of the Audit Committee. Failure to report matters reportable under this policy is itself a violation of this policy and any Covered Executive that fails to report a violation, or suspected violation, of this policy will be subject to discipline.

CONSEQUENCES OF VIOLATING THIS POLICY

         Compliance by Covered Executives with this Code is critical to maintaining the Company's reputation for integrity and ethical conduct. That reputation is essential to the Company's business and its ability to increase stockholder value. As such, violations of this Policy will subject the Covered Executive to disciplinary action up to and including dismissal. Where the Company has suffered a loss, it may also choose to pursue legal remedies against those responsible. If criminal laws have been violated, the Company will cooperate fully with appropriate authorities.

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